Exhibit 99.1

Media Contacts:	Investor Contacts:

Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS NINE-MONTH AND THIRD-QUARTER 2008 RESULTS

Highlights

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Core operating business revenue(a) of $1,274.9 million for the first nine months and $426.2 million for the third quarter of 2008 vs. $1,333.6 million and $557.4 million for the respective 2007 periods

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M&A and Strategic Advisory operating revenue of $622.0 million for the first nine months and $230.9 million for the third quarter of 2008 vs. $655.8 million and $295.4 million for the respective 2007 periods

•	Asset Management operating revenue of $503.3 million for the first nine months and $156.0 million for the third quarter of 2008 vs. $486.1 million and $177.5 million for the respective 2007 periods

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Provisions for losses from counterparty defaults(b), related primarily to the bankruptcy filing of one of our prime brokers, of $12.4 million ($9.3 million after-tax) or $0.07 per share (diluted) on a fully exchanged basis(c) for the first nine months and third quarter of 2008

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Net income per share (diluted and excluding a one-time, after-tax charge(d)) on a fully exchanged basis of $1.15 for the first nine months of 2008, including the provisions for counterparty defaults, or $1.22, adjusted to exclude the provisions for counterparty defaults, vs. $1.72 per share for the first nine months of 2007

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Net income per share (diluted and excluding the one-time, after-tax charge(d)) on a fully exchanged basis of $0.44 for the 2008 third quarter, including the provisions for counterparty defaults, and $0.51, adjusted to exclude the provisions for counterparty defaults, vs. $0.73 per share (diluted) for the 2007 third quarter

NEW YORK, October 29, 2008 – Lazard Ltd (NYSE: LAZ) today announced financial results for the first nine months and third quarter ended September 30, 2008. Net income on a fully exchanged basis, excluding

(a)	Core operating business revenue includes the results of our Financial Advisory and Asset Management businesses, and excludes the results of Corporate.
(b)	The provisions for losses from counterparty defaults relate primarily to the bankruptcy filing of one of our prime brokers.
(c)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(d)	The one-time, after-tax charge for the first nine months and third quarter of 2008 represents an after-tax charge of $192.1 million for compensation expense and transaction costs in connection with the firm’s purchase of all outstanding Lazard Asset Management (LAM) equity units, representing an exchange of cash and stock for pre-IPO goodwill equity interest in LAM held by certain current and former managing directors and employees of LAM, as announced during the third quarter of 2008.

a previously announced one-time, after-tax charge relating to the acquisition of Lazard Asset Management (LAM) equity units, was $135.3 million, or $1.15 per share (diluted), for the first nine months of 2008, compared to $200.1 million, or $1.72 per share (diluted), for the first nine months of 2007. Nine-month 2008 net income also included provisions for counterparty defaults of $12.4 million ($9.3 million after-tax), or $0.07 per share (diluted) relating primarily to the bankruptcy filing of one of our prime brokers.

Net income on a fully exchanged basis was $54.8 million, or $0.44 per share (diluted) for the third quarter of 2008, excluding the one-time, after-tax charge and including the provisions for counterparty defaults, compared to the third-quarter 2007 record of $83.6 million, or $0.73 per share (diluted).

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

On a U.S. GAAP basis, which is before exchange of exchangeable interests and including the one-time, after-tax charge, the net loss was $34.8 million, or a loss of $0.61 per share (diluted) for the first nine months of 2008, compared to net income of $95.9 million or $1.72 per share (diluted) for the first nine months of 2007. The U.S. GAAP basis net loss was $77.0 million, or a loss of $1.17 per share (diluted), for the third quarter of 2008, compared to net income of $40.3 million or $0.73 per share (diluted) for the third quarter of 2007.

Comments

“In the midst of this tumultuous environment, we are pleased with the results of our core business of Financial Advisory and Asset Management,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard. “During complex times, clients desire independent advice.”

“The third quarter’s market disruption and increased volatility were challenging. Excluding the provisions for counterparty defaults and the one-time, after-tax charge, our third-quarter 2008 earnings were a diluted $0.51 per share,” said Michael J. Castellano, Chief Financial Officer of Lazard. “Although market depreciation has affected the value of Assets Under Management, we continue to gather assets and provide a variety of superior investment solutions to clients. We will continue to focus on containing costs firm-wide, but we see the current environment as an opportunity to invest in our business.”

“In Financial Advisory we are seeing an acute need for a combination of intellectual capital, independence, creativity, industry expertise and global presence, combined traits that are distinctive to Lazard,” said Steven J. Golub, Vice Chairman of Lazard. “In addition to continuing to advise on precedent-setting, cross-border and exceedingly complex transactions, we are being sought by clients on matters of urgency that require the experience and wisdom of our senior bankers and, in many cases, our restructuring team, who bring the expertise and insight that is needed in these turbulent times.”

“During this volatile third quarter, we advised on the completion of a number of major transactions. In fact, our M&A revenue is higher this quarter than it was for the second quarter,” said Mr. Golub. “Transactions that closed in the third quarter included Gaz de France’s €44.6 billion merger with Suez; The Royal Bank of Scotland Group’s $7 billion sale of Angel Trains to a consortium of global infrastructure investment funds led by Babcock & Brown; International Paper’s $6 billion acquisition of Weyerhaeuser’s packaging business; and APP Pharmaceuticals’ $5.6 billion sale to Fresenius.”

“We have continued to advise on transactions that we announced last quarter and earlier in the year, such as InBev’s $52 billion acquisition of Anheuser-Busch, as well as a number of recently announced transactions, including Caisse d’Epargne in its discussions with Banque Populaire to create France’s second largest banking group; the Nuclear Liabilities Fund in British Energy’s £12.5 billion recommended sale to EDF; Lloyds TSB Bank’s £12.2 billion recommended acquisition of HBOS; the Ministry of Finance of the Netherlands in the State of the Netherlands’ €16.8 billion acquisition of the Dutch-based banking and insurance businesses of Fortis; Mitsubishi UFJ Financial Group’s $9 billion investment in Morgan Stanley; Hapag-Lloyd’s €4.45 billion sale to a Hamburg-led consortium; Ciba’s CHF 6.1 billion sale to BASF; and Microsoft’s $486 million acquisition of Greenfield Online,” said Mr. Golub.

“We also are seeing an increase in our restructuring assignments, both in the U.S. and Europe, which we expect to be reflected in our results over the next several years,” said Mr. Golub. “Lazard is advising on the sale of Lehman’s North American businesses and assets, the largest bankruptcy in U.S. history, and we have advised on eight of the top 20 Chapter 11 bankruptcies in 2008. Other recently announced restructuring assignments include the debt restructuring of Spanish real estate firm Inmobiliaria Colonial; the restructuring of global finance company CIFG; and the U.S. Treasury-led restructuring of Fannie Mae.”

Operating Revenue and Operating Income

Core operating business revenue was $1,274.9 million for the first nine months of 2008, compared to $1,333.6 million for the first nine months of 2007, reflecting continued solid performance in Lazard’s core operating businesses of Financial Advisory and Asset Management. Financial Advisory operating revenue was $771.6 million for the first nine months of 2008, compared to $847.5 million for the first nine months of 2007. Asset Management operating revenue was $503.3 million in the first nine months of 2008, compared to $486.1 million in the first nine months of 2007.

Operating revenue(e) was $1,272.5 million for the first nine months of 2008, compared to $1,397.2 million for the first nine months of 2007. Operating revenue for the first nine months of 2008 includes negative Corporate revenue of $2.4 million, compared to positive revenue of $63.7 million for the first nine months of 2007. Corporate revenue in the first nine months of 2008 was adversely affected by investment markdowns and losses reported primarily in the first quarter of 2008.

Operating income(f) was $170.6 million for the first nine months of 2008, excluding the one-time, after-tax charge and including the provisions for counterparty defaults, compared to $286.0 million for the first nine months of 2007, with the decrease primarily attributable to the reduction in operating revenue, higher interest expense, facilities costs, business development expenses and continued investment in our businesses.

Core operating business revenue was $426.2 million for the 2008 third quarter, compared to $557.4 million for the third quarter of 2007. Financial Advisory operating revenue was $270.2 million for the 2008 third quarter, compared to $379.8 million for the third quarter of 2007. Asset Management operating revenue was $156.0 million for the 2008 third quarter, compared to $177.5 million for the third quarter of 2007.

(e)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of General Partnerships, which are included in net revenue.
(f)	Operating income is calculated after interest expense and before income taxes and minority interests.

Operating revenue was $437.3 million for the 2008 third quarter, compared to $569.5 million for the third quarter of 2007. Operating revenue for the third quarter of 2008 includes Corporate revenue of $11.1 million, compared to $12.2 million for the third quarter of 2007.

Operating income was $64.8 million for the 2008 third quarter, excluding the one-time, after-tax charge and including the provisions for counterparty defaults, compared to $118.6 million for the third quarter of 2007, with the decrease primarily attributable to the reduction in operating revenue, higher facilities costs, business development expenses and continued investment in our businesses.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Core Operating Business

Lazard’s core operating business includes our Financial Advisory and Asset Management businesses. Operating revenue for our core operating business was $1,274.9 million for the first nine months of 2008 and $426.2 million for the third quarter of 2008.

Financial Advisory

Lazard’s Financial Advisory business of M&A and Strategic Advisory, Restructuring and Corporate Finance encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes Financial Restructuring as well as various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. Restructuring assignments normally are executed over a six- to eighteen-month period, which will also be reflected in the recognition of restructuring revenue.

Financial Advisory operating revenue was $771.6 million for the first nine months of 2008 and $270.2 million for the third quarter of 2008, compared to $847.5 million and $379.8 million for the respective 2007 periods.

M&A and Strategic Advisory

M&A and Strategic Advisory operating revenue was $622.0 million for the first nine months of 2008, compared to $655.8 million for the first nine months of 2007, and was $230.9 million for the third quarter of 2008, compared to $295.4 million for the third quarter of 2007 and compared to $225.1 million for the second quarter of 2008.

Among the completed transactions in the third quarter of 2008 on which Lazard advised, were the following:

•	Gaz de France’s €44.6 billion merger with Suez

•	The Royal Bank of Scotland Group’s $7.0 billion sale of Angel Trains to a consortium led by Babcock & Brown

•	International Paper’s $6.0 billion acquisition of Weyerhaeuser’s packaging business

•	APP Pharmaceuticals’ $5.6 billion sale to Fresenius

•	Banque Populaire’s €2.1 billion acquisition of seven French regional banks from HSBC France

•	Geodis’ $2.5 billion sale to SNCF Participations

•	Meinl Bank’s €1.3 billion sale of the right to manage Meinl European Land and new investment in Meinl European Land by Gazit Globe and Citi Property Investors

•	Century Aluminum’s $1.7 billion unwinding of primary aluminum financial forward sales contracts

•	Penn National Gaming on raising $1.25 billion in new capital principally from private equity funds affiliated with Fortress and Centerbridge Partners

•	ING in its $900 million acquisition of CitiStreet

•	Church & Dwight’s $380 million acquisition of Del Pharmaceuticals from Coty

•	Tele2’s SEK 2.0 billion sale of Tele2 Luxembourg and Tele2 Liechtenstein to Belgacom

•	Financial Guaranty Insurance Company’s agreement to obtain reinsurance from MBIA Insurance Corporation

•	Signet’s move of primary listing to NYSE and domicile to Bermuda

Among the pending, announced M&A transactions on which Lazard advised in the third quarter or continued to advise since September 30, 2008, are:

•	BHP Billiton’s $147.4 billion offer for Rio Tinto

•	InBev’s $52.0 billion acquisition of Anheuser-Busch

•	Nuclear Liabilities Fund in British Energy’s £12.5 billion recommended sale to EDF

•	Lloyds TSB Bank’s £12.2 billion recommended acquisition of HBOS

•	Haas Family Trusts in Rohm and Haas’ $18.8 billion sale to Dow Chemical

•	Ministry of Finance of the Netherlands in the State of the Netherlands’ €16.8 billion acquisition of the Dutch-based banking and insurance businesses of Fortis and Fortis’ share in ABN Amro Holding

•	Independent directors of KKR Private Equity Investors, L.P. in its combination with KKR

•	Mitsubishi UFJ Financial Group’s $9.0 billion investment in Morgan Stanley

•	Hapag-Lloyd’s €4.45 billion sale to Hamburg-led consortium

•	Ciba’s CHF 6.1 billion sale to BASF

•	Corn Products’ $4.8 billion sale to Bunge

•	ENI’s €2.7 billion acquisition of Suez’s 57% stake in Distrigas

•	Nationwide Financial Services’ Special Committee in the $2.4 billion combination with Nationwide Mutual Insurance

•	Criteria Caixa’s €1.5 billion acquisition of a 20% stake in GFInbursa

•	TM International’s INR72.9 billion acquisition of a 14.99% stake in Idea Cellular, and Idea Cellular’s subsequent merger with Spice Communications

•	L Capital’s $700 million sale of Micromania to GameStop

•	Polaris Acquisition Corp.’s $700 million acquisition of Hughes Telematics

•	Tower Group’s Special Committee on the $490 million acquisition of CastlePoint Holdings

•	Microsoft’s $486 million acquisition of Greenfield Online

•	Capgemini’s €255 million acquisition of Getronics PinkRoccade Business Application Services

•	H&R Block’s $315 million sale of its Financial Advisors business to Ameriprise

•	Caisse Nationale des Caisses d’Epargne’s planned merger with Banque Fédérale des Banques Populaires

•	Clickair’s merger with Vueling

•	Gemeentelijke Holding’s subscription for an increase of the capital in Dexia

Financial Restructuring

Financial Restructuring operating revenue was $72.1 million for the first nine months of 2008, compared to $94.9 million for the first nine months of 2007, and was $23.9 million for the 2008 third quarter, compared to $56.2 million for the third quarter of 2007, which was a particularly strong quarter due primarily to fees in connection with the Eurotunnel restructuring. Restructuring assignments normally are executed over a six- to eighteen-month period. We expect revenues from the restructuring activity to be reflected in our results over the next several years.

Notable Restructuring assignments announced in the third quarter of 2008 include advising Lehman Brothers in connection with its Chapter 11 bankruptcy and North American asset sales, the largest bankruptcy in U.S. history; Pilgrim’s Pride regarding refinancing and recapitalization opportunities; restructuring of global finance company CIFG; the U.S. Treasury-led restructuring of Fannie Mae; and Hawaiian Telcom in connection with its strategic planning effort.

We continue to advise on a number of other Restructuring assignments both in and out-of-court during and since the third-quarter 2008, including:

Chapter 11 restructuring advisory assignments:

•	LandSource Communities Development LLC

•	Technical Olympic USA (TOUSA)

•	Tropicana Casino & Resorts

•	UAW in connection with Delphi’s bankruptcy

•	Vertis Inc.

•	WCI Communities Inc.

•	Wellman Inc.

Other restructuring advisory assignments:

•	BLB Management Services

•	Centro Properties Limited

•	Inmobiliaria Colonial

•	Journal Register Company

•	Tarragon Corporation

•	UAW in implementing its VEBA settlements with GM, Ford and Chrysler

Corporate Finance and Other

Corporate Finance and Other operating revenue was $77.5 million for the first nine months of 2008 compared to $96.8 million for the first nine months of 2007, and was $15.3 million for the 2008 third quarter, compared to $28.3 million for the third quarter of 2007. These results were due to a decline during the third quarter of 2008 in the value of fund closings by our Private Fund Advisory Group and of private placements by our Capital Markets Group. Our Equity Capital Markets transaction assignments in the third quarter of 2008 included advising Natixis and EnergySolutions on their follow-on capital raising transactions and Westport Innovations on its U.S. IPO.

Our Alternative Capital Finance Group also served as placement agent on a number of Private Investment in Public Equity transactions (PIPEs) and Registered Direct Offerings (RDs). Notable assignments during the third quarter of 2008 included PIPEs for Achillion Pharmaceuticals and Threshhold Pharmaceuticals, and an RD for Jazz Pharmaceuticals.

Asset Management

Asset Management operating revenue was $503.3 million for the first nine months of 2008 compared to $486.1 million for the first nine months of 2007, and was $156.0 million for the third quarter of 2008 compared to $177.5 million for the 2007 third quarter.

Management fees were $460.4 million for the first nine months of 2008 compared to $430.3 million for the first nine months of 2007, and were $145.3 million for the third quarter of 2008, compared to $157.4 million for the 2007 third quarter.

Incentive fees were $18.6 million for the first nine months of 2008, compared to $18.1 million for the first nine months of 2007 and were $10.2 million for the third quarter of 2008, compared to $7.3 million for the 2007 third quarter. Incentive fees are recorded on the measurement date, which for most of our funds that are subject to incentive fees falls in the fourth quarter.

Other asset management revenue was $24.2 million for the first nine months of 2008 compared to $37.7 million for the first nine months of 2007, and $0.5 million for the third quarter of 2008 compared to $12.8 million for the 2007 third quarter. The decrease is due primarily to investment markdowns and foreign exchange losses by the Asset Management business during the third quarter of 2008.

Average assets under management increased 2.0% for the first nine months of 2008 to $130.8 billion from $128.2 billion for the first nine months of 2007, and decreased 10.8% to $123.7 billion for the third quarter of 2008, from $138.7 billion for the 2007 third quarter. Assets under management at the end of the third quarter of 2008 were $113.3 billion, representing a 19.9% decrease from the level of assets under management at year-end 2007. The results primarily reflect $3.6 billion of net inflows offset by market depreciation of $31.4 billion during the 2008 nine-month period, and $660 million of net outflows and market depreciation of $18.8 billion during the third quarter of 2008.

Corporate

Corporate operating revenue was a negative $2.4 million in the first nine months of 2008, compared to income of $63.7 million during the first nine months of 2007, as 2008 revenue was adversely impacted by investment markdowns and losses reported primarily in the first quarter of 2008.

Corporate operating revenue was $11.1 million in the third quarter of 2008, compared to $12.2 million in the third quarter of 2007. As of the beginning of the third quarter of 2008, the portion of our corporate bond portfolio that had been designated as trading, as permitted by relevant accounting guidance, was re-designated to non-trading, consistent with our long-term hold strategy. Accordingly, commencing with the third quarter of 2008, all mark-to-market adjustments relating to the corporate bond portfolio, including markdowns of $15.9 million in the third quarter of 2008 relating to the re-designated portfolio, have been recorded as adjustments to other comprehensive income within the equity section of the balance sheet, unless any decline in value is deemed as other than temporary.

Expenses

Compensation and Benefits

Compensation and benefits expense, excluding the one-time, pre-tax compensation charge of $197.6 million related to the acquisition of the LAM equity units, decreased 11% to $708.8 million and 27% to $235.2 million for the first nine months and third quarter of 2008, respectively, compared to $792.2 million and $323.2 million for the first nine months and third quarter of 2007, respectively, consistent with the decrease in operating revenue compared to the same periods in 2007. The ratio of compensation and benefits expense to operating revenue was 55.7% for the first nine months of 2008, which is down from the 56.7% ratio in the first half of 2008, in anticipation of a lower year-end 2008 compensation ratio. The compensation ratio in the first nine months and full year of 2007 was 56.7% and 55.7%, respectively.

Non-Compensation

Non-compensation expenses, excluding transaction costs of $2.0 million associated with the one-time charge, were $301.9 million and $105.8 million for the first nine months and third quarter of 2008, respectively, compared to $254.4 million and $100.3 million for the comparable 2007 periods. Non-compensation expenses include amortization of intangibles related to acquisitions completed during the second half of 2007 aggregating $4.3 million and $0.5 million in the first nine months and third quarter of 2008, respectively, compared to $18.2 million in the first nine months and third quarter of 2007. Non-compensation expenses in the first nine months and third quarter of 2008 also includes a provision for counterparty defaults of $12.4 million relating primarily to the bankruptcy filing of one of our prime brokers.

The ratio of non-compensation expenses to operating revenue, excluding such amortization, provisions and transaction costs associated with the one-time charge, was 22.4% and 21.2% in the first nine months and third quarter of 2008, respectively, compared to 16.9% and 14.4% in the respective 2007 periods.

Factors contributing to the increases, in addition to the provisions and transaction costs noted above, include (i) the impact of operating expenses attributable to new offices, acquisitions made in the second half of 2007 and other investments in our businesses, (ii) the impact of the weakened U.S. dollar during the first half of 2008, and (iii) increased business development expenses for travel, market-related data and outsourced services.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes on a fully exchanged basis, excluding the one-time charge, was $45.1 million for the first nine months of 2008, compared to $77.8 million for the first nine months of 2007, and was $18.2 million for the third quarter of 2008, compared to $32.5 million for the third quarter of 2007. The effective tax rate for the first nine months and third quarter of 2008 was 25%, compared to 28% for the corresponding 2007 periods, exclusive of LAM general partnership interest-related revenue.

Minority Interest

Minority interest expense, assuming full exchange of minority interests, amounted to a negative $9.8 million in the first nine months of 2008, compared to a positive $8.1 million in the first nine months of 2007, and a negative $8.2 million in the third quarter of 2008 compared to a positive $2.5 million in the third quarter of 2007. Minority interest is included in net revenues and is attributable to various LAM-related general partnership interests held by our managing directors.

Capital and Other Matters

On September 3, 2008, Lazard priced an offering by certain selling shareholders of 6,442,721 shares of Lazard Ltd Class A common stock at a price to the public of $37.00 per share. Lazard did not receive any proceeds from the sale of shares in this offering. In connection with this offering, Lazard Group LLC purchased an additional 784,096 shares of Lazard Ltd Class A common stock from the selling shareholders at the public offering price less the underwriting discount, pursuant to the firm’s share repurchase program. As a result of the sale of Lazard shares by the selling shareholders, current and former Lazard Managing Directors and employees own 52.8% of Lazard Ltd. This assumes full vesting of restricted stock units awarded as part of Lazard’s equity incentive plan and includes Lazard Ltd Class A common stock and exchangeable interests that continue to be held by the Managing Directors, as well as those common shares that will be issued to LAM employees and MDs in connection with the firm’s purchase of all outstanding LAM equity units.

On September 25, 2008, Lazard completed its previously announced acquisition of the Lazard Asset Management (LAM) equity units that the firm did not previously own. This acquisition of the LAM equity units was essentially an exchange of pre-IPO goodwill equity interest in LAM for cash and stock. This transaction eliminated all historical LAM equity interests not owned by Lazard, simplified Lazard’s capital structure, increased the firm’s flexibility for growth and limited the firm’s potential financial exposure. This structure further aligns the interests of all Lazard employees with the firm’s shareholders. In connection with the acquisition, Lazard recorded a one-time after-tax charge of $192.1 million, on a fully exchanged basis.

At September 30, 2008, Lazard reported total stockholders’ equity of $293.3 million. Equity, on a fully exchanged basis, was $356.4 million. During the third quarter of 2008, Lazard repurchased 1.287 million shares of Class A common stock, including the shares in the secondary offering described above, and 71.9 thousand exchangeable interests, for an aggregate cost of $49.1 million. Lazard’s remaining share repurchase authorization at September 30, 2008, was $194.0 million.

Strategic Business Developments

During the third quarter of 2008 Lazard continued to invest in both its Financial Advisory and Asset Management businesses. The investments support the firm’s five-year strategy to create growth opportunities.

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In our Financial Advisory business we continued to add senior talent, including a European-based Vice Chairman of Lazard International specializing in healthcare and global financial transactions; a global head of power, utilities and infrastructure; a European managing director specializing in mining and metals; and a head of debt advisory in Germany. We also continued our geographic expansion with the opening of an MBA Lazard office in Lima, Peru.

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In Asset Management we launched two new mutual funds – the Lazard Developing Markets Equity Portfolio in the U.S., and the Lazard Korea Equity Fund. We also continued to seed new strategies in our traditional and alternative investments business.

U.S. GAAP Financial Information

On a U.S. GAAP basis, results include the one-time, after-tax charge and the minority interest expense attributable to the exchangeable interests held by LAZ-MD Holdings (LAZ-MD).

The following table presents select financial results for the first nine-months and third quarter 2008 compared to the comparable 2007 periods.

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
	($ in millions, except per share data)
Operating income (loss)	$(29.0)	$286.0	$(134.7)	$118.6

Net income (loss)	$(34.8)	$95.9	$(77.0)	$40.3

Net income (loss) per share - diluted	$(0.61)	$1.72	$(1.17)	$0.73

Non-U.S. GAAP Financial Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating revenue

•	Minority interest assuming full exchange of exchangeable interests

•	Net income, excluding the one-time charge

•	Equity on a fully exchanged basis

A reconciliation of non-U.S. GAAP financial information is presented on page 15 of this press release.

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 41 cities across 24 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008	2007	Increase / (Decrease)		2008	2007	Increase / (Decrease)
	($ in thousands)
Financial Advisory
M&A and Strategic Advisory	$230,890	$295,401	$(64,511)	(22)%	$621,982	$655,787	$(33,805)	(5)%
Financial Restructuring	23,944	56,161	(32,217)	(57)%	72,148	94,854	(22,706)	(24)%
Corporate Finance and Other	15,349	28,255	(12,906)	(46)%	77,475	96,809	(19,334)	(20)%

Total	270,183	379,817	(109,634)	(29)%	771,605	847,450	(75,845)	(9)%

Asset Management
Management Fees	145,332	157,424	(12,092)	(8)%	460,449	430,293	30,156	7%
Incentive Fees	10,179	7,315	2,864	39%	18,608	18,073	535	3%
Other Revenue	536	12,798	(12,262)	(96)%	24,249	37,737	(13,488)	(36)%

Total	156,047	177,537	(21,490)	(12)%	503,306	486,103	17,203	4%

Core Operating Business Revenue (a)	426,230	557,354	(131,124)	(24)%	1,274,911	1,333,553	(58,642)	(4)%

Corporate	11,076	12,164	(1,088)	(9)%	(2,363)	63,688	(66,051)	NM

Operating Revenue (b)	437,306	569,518	(132,212)	(23)%	1,272,548	1,397,241	(124,693)	(9)%

LAM GP Related Revenue/(Loss)	(8,161)	2,521	(10,682)	—	(9,771)	8,076	(17,847)	—
Other Interest Expense	(23,325)	(29,991)	6,666	—	(81,490)	(72,711)	(8,779)	—

Net Revenue	$405,820	$542,048	$(136,228)	(25)%	$1,181,287	$1,332,606	$(151,319)	(11)%

(a)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
	($ in thousands, except per share data)
Total revenue (a)	$447,625	$577,601	(23)%	$1,301,731	$1,423,391	(9)%
LFB interest expense	(10,319)	(8,083)		(29,183)	(26,150)

Operating revenue	437,306	569,518	(23)%	1,272,548	1,397,241	(9)%
LAM GP related revenue/(loss)	(8,161)	2,521		(9,771)	8,076
Other interest expense	(23,325)	(29,991)		(81,490)	(72,711)

Net revenue	405,820	542,048	(25)%	1,181,287	1,332,606	(11)%
Operating expenses:
Compensation and benefits	432,777	323,152	34%	906,359	792,236	14%

Occupancy and equipment	22,872	21,462		74,643	65,436
Marketing and business development	18,368	16,898		64,052	50,264
Technology and information services	17,683	15,204		51,013	41,971
Professional services	16,017	13,166		45,521	35,695
Fund administration and outsourced services	8,569	6,074		21,712	15,042
Amortization of intangible assets related to acquisitions	507	18,156		4,252	18,156
Other	23,740	9,350		42,688	27,789

Total non-compensation expense	107,756	100,310	7%	303,881	254,353	19%

Operating expenses	540,533	423,462	28%	1,210,240	1,046,589	16%

Operating income (loss)	(134,713)	118,586	NM	(28,953)	286,017	NM

Provision for income taxes	8,304	28,284	NM	31,254	65,658	NM

Income before minority interest in net income (loss)	(143,017)	90,302	NM	(60,207)	220,359	NM
Minority interest in net income (loss) (excluding LAZ-MD)	(8,161)	2,523		(9,770)	8,081
Minority interest in net income (loss) (LAZ-MD only)	(57,899)	47,512		(15,596)	116,361

Net income (loss)	$(76,957)	$40,267	NM	$(34,841)	$95,917	NM

Weighted average shares outstanding (b):
Basic	66,002,049	51,078,444	29%	57,466,364	51,318,879	12%
Diluted	66,002,049	116,344,656	(43)%	57,466,364	61,879,027	(7)%
Net income (loss) per share:
Basic	$(1.17)	$0.79	NM	$(0.61)	$1.87	NM
Diluted	$(1.17)	$0.73	NM	$(0.61)	$1.72	NM

Supplemental Information Assuming Full Exchange of Exchangeable Interests and excluding the LAM-related charge (c):
Compensation and benefits, excluding the LAM-related charge	$235,227	$323,152	(27)%	$708,809	$792,236	(11)%

Non-compensation expense, excluding the LAM-related charge	$105,756	$100,310	5%	$301,881	$254,353	19%

Operating income, excluding the LAM-related charge	$64,837	$118,586	(45)%	$170,597	$286,017	(40)%

Net income assuming full exchange of exchangeable interests and excluding the LAM-related charge	$54,750	$83,565	(34)%	$135,276	$200,113	(32)%

Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding the LAM-related charge (d):
Basic	116,930,261	106,641,641	10%	110,899,038	107,230,445	3%
Diluted	127,714,880	116,344,656	10%	121,607,858	117,790,593	3%
Net income per share - assuming full exchange of exchangeable interests and excluding the LAM-related charge:
Basic	$0.47	$0.78	(40)%	$1.22	$1.87	(35)%
Diluted	$0.44	$0.73	(40)%	$1.15	$1.72	(33)%

Ratio of compensation to operating revenue as adjusted (e)	53.8%	56.7%		55.7%	56.7%
Ratio of non-compensation to operating revenue as adjusted (f)	21.2%	14.4%		22.4%	16.9%

See Notes to Unaudited Condensed Consolidated Statements of Operations

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Operations

(a)	Excluding LAM General Partnership related revenue
(b)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.
(c)	Charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and to non-compensation expense, respectively, in the three month period ended September 30, 2008 in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(d)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2007 and excluding the charge noted in (c) above (see “Reconciliation of US GAAP to Full Exchange Results Excluding the LAM-related Charge”).
(e)	For the three and nine month periods ended September 30, 2008, excludes the $197,550 charge noted in (c) above.
(f)	Excludes the amortization of intangible assets related to acquisitions and for the three and nine month periods ended September 30, 2008 excludes the $2,000 charge noted in (c) above and $12,368 provisions for losses from counterparty defaults related to the bankruptcy filing of one of our prime brokers.
NM	Not meaningful

LAZARD LTD

RECONCILIATION OF US GAAP RESULTS TO FULL EXCHANGE EXCLUDING THE LAM-RELATED CHARGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	($ in thousands, except per share data)
	2008	2007	2008	2007
Net income (loss)	$(76,957)	$40,267	$(34,841)	$95,917

Adjustment to exclude the LAM-related charge (a):
Compensation and benefits	197,550	—	197,550	—
Non-compensation expense	2,000	—	2,000	—
Provision (benefit) for income taxes	(7,427)	—	(7,427)	—
Minority interest	(83,495)	—	(83,495)	—

Net income excluding the LAM-related charge	$31,671	$40,267	$73,787	$95,917

Adjustment for full exchange of exchangeable interests (b):
Provision (benefit) for income taxes	(2,517)	(4,214)	(6,410)	(12,165)
Minority interest	25,596	47,512	67,899	116,361

Net income assuming full exchange of exchangeable interests	$54,750	$83,565	$135,276	$200,113

Diluted net income (loss) per share (c):
Net income (loss)	$(1.17)	$0.73	$(0.61)	$1.72
Net income excluding the LAM-related charge	$0.44	$0.73	$1.15	$1.72
Net income assuming full exchange of exchangeable interests	$0.44	$0.73	$1.15	$1.72

(a)	Charge in the three month period ended September 30, 2008 in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(b)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2007 and an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 25.0% and 28.0% for the three and nine month periods ended September 30, 2008 and September 30, 2007, respectively .
(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$774,948	$1,055,844
Cash segregated for regulatory purposes or deposited with clearing organizations	10,649	24,585
Receivables	1,194,418	1,097,178
Investments*
Debt	378,229	585,433
Equity	112,016	333,796
Other	245,680	169,612

	735,925	1,088,841

Goodwill and other intangible assets	186,235	187,909
Other assets	422,564	386,056

Total assets	$3,324,739	$3,840,413

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$873,665	$858,733
Accrued compensation and benefits	137,427	498,058
Senior debt	1,150,000	1,587,500
Other liabilities	621,330	623,008
Subordinated loans	150,000	150,000

Total liabilities	2,932,422	3,717,299

Commitments and contingencies
Minority interest **	98,985	52,775

Stockholders’ equity
Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	760	517
Class B	—	—
Additional paid-in capital	366,712	(161,924)
Accumulated other comprehensive income, net of tax	(11,715)	52,491
Retained earnings	192,361	248,551

	548,118	139,635
Less: Class A common stock held by a subsidiary, at cost	(254,786)	(69,296)

Total stockholders’ equity	293,332	70,339

Total liabilities, minority interest and stockholders’ equity	$3,324,739	$3,840,413

*	At fair value, with the exception of $75,977 and $755 of investments accounted for under the equity method at September 30, 2008 and December 31, 2007, respectively.
**	Includes $63,059 and $nil attributable to exchangeable interests held by members of LAZ-MD Holdings at September 30, 2008 and December 31, 2007, respectively.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Sept. 30, 2008 (a)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006
	($ in thousands, except per share data)
Financial Advisory
M&A and Strategic Advisory	$230,890	$225,108	$165,984	$313,622	$295,401	$164,318	$196,068	$247,483	$153,215
Financial Restructuring	23,944	32,666	15,538	32,321	56,161	29,073	9,620	20,423	15,562
Corporate Finance and Other	15,349	31,220	30,906	47,190	28,255	51,619	16,935	34,260	18,291

Total	270,183	288,994	212,428	393,133	379,817	245,010	222,623	302,166	187,068

Asset Management
Management Fees	145,332	157,108	158,009	165,432	157,424	142,230	130,639	121,589	112,726
Incentive Fees	10,179	8,429	—	48,959	7,315	5,752	5,006	42,009	3,423
Other Revenue	536	13,289	10,424	16,782	12,798	13,666	11,272	10,961	8,720

Total	156,047	178,826	168,433	231,173	177,537	161,648	146,917	174,559	124,869

Core operating business revenue (b)	426,230	467,820	380,861	624,306	557,354	406,658	369,540	476,725	311,937

Corporate	11,076	26,219	(39,658)	(6,710)	12,164	32,868	18,657	14,774	5,668

Operating revenue (c)	$437,306	$494,039	$341,203	$617,596	$569,518	$439,526	$388,197	$491,499	$317,605

Operating income (a) (d)	$64,837	$87,738	$18,022	$132,278	$118,586	$89,163	$78,268	$115,207	$49,193

Net income (a)	$31,671	$34,317	$7,799	$59,125	$40,267	$29,296	$26,354	$36,596	$13,158

Net income per share (a)
Basic	$0.48	$0.61	$0.16	$1.17	$0.79	$0.57	$0.51	$0.88	$0.35
Diluted	$0.44	$0.54	$0.14	$1.04	$0.73	$0.52	$0.47	$0.78	$0.34

Supplemental Information:

Net income assuming full exchange of exchangeable interests	$54,750	$64,570	$15,956	$122,577	$83,565	$61,515	$55,033	$85,817	$34,983

Net income per share - assuming full exchange of exchangeable interests
Basic	$0.47	$0.58	$0.15	$1.16	$0.78	$0.57	$0.51	$0.84	$0.35
Diluted	$0.44	$0.54	$0.14	$1.04	$0.73	$0.53	$0.47	$0.78	$0.34

Assets Under Management ($ millions)	$113,287	$134,139	$134,193	$141,413	$142,084	$135,350	$124,852	$110,437	$99,334

(a)	The three months ended September 30, 2008 represents U.S. GAAP results less a charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(b)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.
(c)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.
(d)	Operating income is after interest expense and before income taxes and minority interests.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in thousands, except per share data)
Basic
Numerator:
Net income (loss)	$(76,957)	$40,267	$(34,841)	$95,917
Add (deduct) - net income (loss) associated with Class A common shares issuable on a non-contingent basis (a)	(492)	173	(95)	173

Basic net income (loss)	$(77,449)	$40,440	$(34,936)	$96,090

Denominator:
Weighted average shares outstanding (a)	66,002,049	51,078,444	57,466,364	51,318,879

Basic net income (loss) per share	$(1.17)	$0.79	$(0.61)	$1.87

Diluted
Numerator:
Basic net income (loss)	$(77,449)	$40,440	$(34,936)	$96,090
Add (deduct) - dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	—	460	—	1,385
Minority interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	—	43,542	—	9,007

Diluted net income (loss)	$(77,449)	$84,442	$(34,936)	$106,482

Denominator:
Weighted average shares outstanding	66,002,049	51,078,444	57,466,364	51,318,879
Add - dilutive effect of incremental issuable shares:
Restricted stock units (c)	—	2,368,298	—	2,329,560
Equity security units (c)	—	4,091,143	—	5,395,017
Convertible notes (c)	—	2,631,570	—	2,631,570
Series A and Series B convertible preferred stock (d)	—	612,004	—	204,001
Exchangeable interests (e)	—	55,563,197	—	—

Diluted weighted average shares outstanding	66,002,049	116,344,656	57,466,364	61,879,027

Diluted net income (loss) per share	$(1.17)	$0.73	$(0.61)	$1.72

(a)	For the three and nine month periods ended September 30, 2008, includes 1,076,689 and 1,149,085 weighted average shares and for the three and nine month periods ended September 30, 2007, includes 425,509 and 141,836 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to the acquisition of GAHL and for the three and nine month periods ended September 30, 2008, includes 143,573 and 47,858 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.
(b)	For the three and nine month periods ended September 30, 2007, includes interest expense, net of tax, related to the convertible notes.
(c)	For the three and nine month periods ended September 30, 2008, the restricted stock units and convertible notes were not dilutive and for the nine month period ended September 30, 2008, the equity security units were not dilutive.
(d)	For the three and nine month periods ended September 30, 2008, the Series A convertible preferred stock and Series B convertible preferred stock were not dilutive. For the three and nine month periods ended September 30, 2007, includes 9,724 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to the acquisition of CWC. The rate of conversion into Class A common stock will be dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.
(e)	For the three and nine month periods ended September 30, 2008 and the nine month period ended September 30, 2007, the LAZ-MD exchangeable interests were not dilutive.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2007

& EXCLUDING THE LAM-RELATED CHARGE (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$54,750	$83,565	$135,276	$200,113

Denominator:
Weighted average shares outstanding (b)	116,930,261	106,641,641	110,899,038	107,230,445

Basic net income per share	$0.47	$0.78	$1.22	$1.87

Diluted
Numerator:
Net income	$54,750	$83,565	$135,276	$200,113
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (c)	910	877	4,307	2,633

Diluted net income	$55,660	$84,442	$139,583	$202,746

Denominator:
Weighted average shares outstanding	116,930,261	106,641,641	110,899,038	107,230,445
Add - dilutive effect of incremental issuable shares:
Restricted stock units	7,087,022	2,368,298	5,189,253	2,329,560
Equity security units	—	4,091,143	2,350,333	5,395,017
Convertible notes	2,631,570	2,631,570	1,754,380	2,631,570
Series A and Series B convertible preferred stock (d)	1,066,027	612,004	1,414,854	204,001

Diluted weighted average shares outstanding	127,714,880	116,344,656	121,607,858	117,790,593

Diluted net income per share	$0.44	$0.73	$1.15	$1.72

(a)	For the three and nine month periods ended September 30, 2008, excludes a charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(b)	For the three and nine month periods ended September 30, 2008, includes 1,076,689 and 1,149,085 weighted average shares and for the three and nine month periods ended September 30, 2007, includes 425,509 and 141,836 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to the acquisition of GAHL and for the three and nine month periods ended September 30, 2008, includes 143,573 and 47,858 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.
(c)	For the three and nine month periods ended September 30, 2008 and September 30, 2007 includes interest expense, net of tax, related to the convertible notes. For the nine month period ended September 30, 2008 includes interest expense, net of tax, related to the equity security units.
(d)	For the three month and nine month periods ended September 30, 2008, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock less 4,632 shares of Series A and 277 shares of Series B that were converted during the three month period ended September 30, 2008. For the three and nine month periods ended September 30, 2007, includes 9,724 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to the acquisition of CWC. The rate of conversion into Class A common stock will be dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	September 30, 2008	June 30, 2008	December 31, 2007	Qtr to Qtr	YTD
	($ in millions)
Equities	$90,302	$109,250	$119,276	(17.3)%	(24.3)%
Fixed Income	13,277	14,630	14,233	(9.2)%	(6.7)%
Alternative Investments	4,270	4,420	3,577	(3.4)%	19.4%
Private Equity (a)	1,557	1,661	1,401	(6.3)%	11.1%
Cash	3,881	4,178	2,926	(7.1)%	32.6%

Total AUM	$113,287	$134,139	$141,413	(15.5)%	(19.9)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007		2008	2007
	($ in millions)			($ in millions)
AUM - Beginning of Period	$134,139	$135,350		$141,413	$110,437

Net Flows	(660)	3,295		3,604	17,485
Market Appreciation / (Depreciation)	(18,801)	2,733		(31,372)	13,122
Foreign Currency Adjustments	(1,391)	706		(358)	1,040

AUM - End of Period	$113,287	$142,084		$113,287	$142,084

Average AUM (b)	$123,713	$138,717		$130,758	$128,181

% Change in average AUM	(10.8)%			2.0%

(a)	Includes $1.1 billion, $1.2 billion and $1.0 billion as of September 30, 2008, June 30, 2008 and December 31, 2007, respectively, held by an investment company for which Lazard may earn carried interests.
(b)	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended September 30,		Nine Months Ended September 30,		Supplemental Information Excluding LAM-related charge (a)
	2008	2007	2008	2007	Three Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2008
	($ in thousands)
Lazard Ltd Consolidated Effective Tax Rate

Operating Income
Lazard Group
Allocable to LAZ-MD Holdings (weighted average ownership of 42.3% and 45.6% for the three and nine month periods ended September 30, 2008, excluding the LAM-related charge, and 51.8% and 52.0% for the three and nine month periods ended September 30, 2007 respectively)	(58,884)	$61,440	(8,471)	$148,917	$27,470	$77,883

Allocable to Lazard Ltd (weighted average ownership of 57.7% and 54.4% for the three and nine month periods ended September 30, 2008, excluding the LAM-related charge, and 48.2% and 48.0% for the three and nine month periods ended September 30, 2007 respectively)	(75,781)	57,130	(20,247)	137,551	37,415	92,949

Total Lazard Group operating income	(134,665)	118,570	(28,718)	286,468	64,885	170,832
Lazard Ltd and its wholly owned subsidiaries	(48)	16	(235)	(451)	(48)	(235)

Total Lazard Ltd consolidated operating income	(134,713)	$118,586	(28,953)	$286,017	$64,837	$170,597

Provision for income taxes

Lazard Group (effective tax rates of (3.6%) and (81.1%) for the three and nine month periods ended September 30, 2008, and 20.6% and 19.0% for the three and nine month periods ended September 30, 2007, respectively) (b)

Allocable to LAZ-MD Holdings	$2,318	$12,624	$11,228	$28,356	$5,176	$14,086
Allocable to Lazard Ltd	2,566	11,744	12,048	26,208	7,135	16,617

Total Lazard Group provision for income taxes	4,884	24,368	23,276	54,564	12,311	30,703
Tax adjustment for Lazard Ltd entity-level (c)	3,420	3,916	7,978	11,094	3,420	7,978

Lazard Ltd consolidated provision for income taxes	$8,304	$28,284	$31,254	$65,658	$15,731	$38,681

Lazard Ltd consolidated effective tax rate	(6.2)%	23.9%	(107.9)%	23.0%	24.3%	22.7%

Lazard Ltd Fully Exchanged Tax Rate

Operating Income
Lazard Ltd consolidated operating income	(134,713)	$118,586	(28,953)	$286,017	$64,837	$170,597
Adjustments for LAM GP related loss/(revenue)	8,161	(2,521)	9,771	(8,076)	8,161	9,771

Operating income excluding LAM GP related revenue	(126,552)	$116,065	(19,182)	$277,941	$72,998	$180,368

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	$8,304	$28,284	$31,254	$65,658	$15,731	$38,681
Tax adjustment for full exchange (d)	2,517	4,214	6,410	12,165	2,517	6,410

Total fully exchanged provision for income taxes	$10,821	$32,498	$37,664	$77,823	$18,248	$45,091

Lazard Ltd fully exchanged tax rate	(8.6)%	28.0%	(196.3)%	28.0%	25.0%	25.0%

(a)	For the three and nine month periods ended September 30, 2008, excludes a charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(b)	Lazard Group effective tax rate of 19.0% and 18.0%, excluding the LAM-related charge, for the three and nine month periods ended September 30, 2008, respectively.
(c)	Represents an adjustment to the Lazard Ltd tax provision from $2,566 to $5,986 and $12,048 to $20,026 for an effective tax rate of 25% in the three and nine month periods ended September 30, 2008 and from $11,744 to $15,660 and $26,208 to $37,302 for an effective tax rate of 28% in the three and nine month periods ended September 30, 2007, applicable to Lazard Ltd’s ownership interest in Lazard Group’s operating income (loss) exclusive of its applicable share of LAM GP related gains and losses, and, in 2008, the impact of the LAM-related charge. The income tax benefit associated with such charge was $7,427 which significantly impacted the effective tax rates for the three and nine month periods ended September 30, 2008.
(d)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 25.0% for the three month and nine month periods ended September 30, 2008 and 28.0% for the three and nine month periods ended September 30, 2007 respectively.